     As filed with the Securities and Exchange Commission on March 5, 1999

                                                           Registration No. 333-

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            -----------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                             VENUS EXPLORATION, INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                             13-3299127
   (State or other jurisdiction of              (I.R.S. Employer
   incorporation or organization)              Identification No.)

                               1250 N.E. LOOP 410
                                   SUITE 1000
                            SAN ANTONIO, TEXAS 78209
                                 (210) 930-4900

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ---------------------------

                                  JOHN Y. AMES
                       PRESIDENT & CHIEF OPERATING OFFICER
                         1250 N.E. LOOP 410, SUITE 1000
                            SAN ANTONIO, TEXAS 78209
                            TELEPHONE: (210) 930-4900
                               FAX: (210) 930-4901

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                    COPY TO:

                                WILL C. JONES IV
                              HAYNES AND BOONE, LLP
                                   SUITE 1600
                              112 E. PECAN STREET
                            SAN ANTONIO, TEXAS 78205
                            TELEPHONE: (210) 978-7000
                               FAX: (210) 978-7450

                           ---------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
         TITLE OF EACH CLASS                AMOUNT TO BE        OFFERING PRICE PER       AGGREGATE OFFERING         REGISTRATION
    OF SECURITIES TO BE REGISTERED         REGISTERED (1)           SHARE (2)                PRICE (2)                 FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share                                     1,100,000 shares           $1.19                   $1,309,000                $364
===================================================================================================================================


     (1) Pursuant to Rule 416, the Registration Statement also covers such indeterminate additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked prices reported on the Nasdaq SmallCap Market(SM) on March 1, 1999.

                           ---------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and, it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion,                              PROSPECTUS FOR THE SALE OF
Dated March 5, 1999                                 COMMON STOCK BY OWNERS
                                                    OTHER THAN THE ISSUER


                                  [Venus logo]



                        Nasdaq SmallCap Market(SM): VENX

This Prospectus is filed by VENUS EXPLORATION, INC. for the resale by Stratum Group, L.P. of the 1,100,000 SHARES OF COMMON STOCK that it acquired from Venus Exploration in an unregistered transaction. It also covers: (a) the sale of any of those shares that are owned by entities to which Stratum Group, L.P. has conveyed its shares, and (b) any additional shares of Common Stock that are issued to those owners to protect against dilution of interest from events like stock splits or stock dividends. Venus Exploration will not receive any proceeds from these resales of Common Stock.

The sellers covered by this Prospectus may sell the Common Stock:

         o        to or through one or more underwriters,

         o        directly to other purchasers or through agents,

         o        in ordinary brokerage transactions,

         o        in negotiated transactions,

         o        at market prices prevailing at the time of sale, or

         o at prices related to the then prevailing market price or some other negotiated price.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, AND A COMPLETE LOSS OF THE INVESTMENT IS A POSSIBILITY. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5 BEFORE MAKING AN INVESTMENT IN THE SHARES COVERED BY THIS PROSPECTUS.

                              ---------------------

         THE U.S. SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, NOR HAS ANY STATE SECURITIES COMMISSION. NONE OF THESE AGENCIES HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                     The date of this Prospectus is   , 1999.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ON INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS COVERS ONLY OFFERS TO SELL AND SOLICITATIONS OF AN OFFER TO BUY THE 1,100,000 SHARES VENUS EXPLORATION COMMON STOCK ISSUED TO STRATUM GROUP, L.P. HOWEVER, THIS PROSPECTUS DOES NOT COVER ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THOSE SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

         YOU SHOULD REMEMBER THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS
IS CORRECT AS OF   , 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION WILL
REMAIN CORRECT AFTER THAT DATE. FOR EXAMPLE, JUST BECAUSE THIS PROSPECTUS IS DELIVERED AFTER THAT DATE, YOU SHOULD NOT PRESUME THAT VENUS EXPLORATION'S
AFFAIRS ARE THE SAME AS THEY WERE ON   , 1999.

                                 ---------------

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----

The Company ...............................................................................................   3
Risk Factors ..............................................................................................   5
Use of Proceeds ...........................................................................................  15
Selling Stockholders ......................................................................................  16
Description of Capital Stock ..............................................................................  17
Plan of Distribution ......................................................................................  18
Shares Eligible for Future Sale ...........................................................................  19
Legal Matters .............................................................................................  20
Experts ...................................................................................................  20
Disclosure of SEC Position on Indemnification for Securities Act Liabilities ..............................  21
Available Information .....................................................................................  21
Incorporation of Certain Documents by Reference ...........................................................  22

                                 ---------------

         We will provide to each person to whom this Prospectus is delivered, including any beneficial owner, any of the information that has been incorporated into this Prospectus by reference but that is not delivered with it. We will send that information without charge if you call or write us with that request. You may ask for the information by calling Mr. John Y. Ames at
(210) 930-4900, or you can send written requests to our principal executive offices at:

                                    Venus Exploration, Inc.
                                    1250 N.E. Loop 410, Suite 1000
                                    San Antonio, Texas 78209
                                    Attention: John Y. Ames, President

                                   THE COMPANY

         The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes to those financial statements) incorporated by reference in this Prospectus.

         Venus Exploration, Inc. and its subsidiaries are in the business of applying advanced geoscience technology to explore for undiscovered onshore oil and gas reserves in the United States. We also develop existing oil and gas fields that we already own and that we acquire. We presently have oil and gas properties, acreage and production in ten states. Since we completed a large acquisition of properties in May 1997, our emphasis has been on oil and gas exploration and development projects and prospects in Texas, Oklahoma and Kansas. As of January 31, 1999, the officers and directors of the Company owned beneficial interests totaling approximately 30.4% of the Company's fully diluted common stock; E. L. Ames, Jr., the Chairman of the Board and the Chief Executive Officer, beneficially owns 15.2%. Range Resources Corporation owns 18.6%, and Stratum Group, L.P. owns 8.8%.

         The predecessor to Venus Exploration started business in May 1996, and its primary assets were an inventory of exploration prospects and potential prospects. It also had undeveloped producing oil and gas fields with very little oil and gas production. As a result of internal growth and the large acquisition, average daily net production increased by 333% in 1997. The total Proved Reserves increased 343% in 1997. ("Proved Reserves" are the estimated quantities of oil and gas that the geological and engineering data demonstrate with reasonable certainty to be recoverable in future years under existing circumstances.)



BUSINESS STRATEGY

         Venus Exploration's strategy is to pursue an aggressive growth strategy of (i) exploring for oil and gas reserves, (ii) expanding reserves in existing oil and gas fields, and (iii) acquiring strategic producing properties with upside potential. Due to the significant decline in oil and natural gas prices in 1998, the Company's emphasis in 1999 may be more on expanding reserves in existing oil and gas fields rather than on exploring for new reserves in unestablished areas.



STRATUM DEBT-FOR-EQUITY EXCHANGE

         On December 3, 1998, we completed a debt-for-equity exchange with Stratum Group, L.P. As a result, Venus Exploration converted $1.605 Million of debt held by an affiliate of Stratum Group, L.P., into equity. Stratum Group, L.P. was issued the 1.1. Million shares of Common Stock covered by this Prospectus. We also obtained from Stratum overriding royalties in certain of our producing properties and certain warrants to purchase shares of our Common Stock. The overriding royalty interests and the warrants had been conveyed to Stratum at the time the Stratum credit facility was created. See "SELLING STOCKHOLDERS" for a more complete description of the prior lending relationship and the debt-for-equity exchange.



RECENT PROPERTY SALES


         On January 27, 1999, Venus Exploration completed the sale of its oil and gas properties in the State of West Virginia to Allegheny Interests, Inc. and Meridian Exploration Corporation. The properties included interests in 58 wells and a pipeline system that serviced many of those wells. Venus Exploration also sold its interest in a limited partnership that owned property rights in oil and gas wells in West Virginia. The average daily production from these properties was the equivalent of 411,000 cubic feet of natural gas per day during 1998. Pursuant to the estimates of proved reserves included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the properties sold were attributed with 13.26% of the Company's total proved reserves as of December 31, 1997. The gross purchase price was $1,170,000, and the effective date was December 1, 1998. $1 million of the net purchase price was used to reduce the Company's outstanding bank debt.


         On February 12, 1999, Venus Exploration completed the sale of its interest in the H. E. White Unit in Freestone County, Texas. The buyers were Petroleum Development Corporation and Warren Resources, Inc. The properties included interests in 3 existing wells; a fourth well in the unit has been proposed. The average daily production from these properties was 270,000 cubic feet of natural gas during the fourth quarter of 1998. The gross purchase price was $1,150,000, and the effective date was December 31, 1998. Out of the net proceeds, $650,000 was used to reduce the Company's outstanding bank debt.


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

FORWARD-LOOKING STATEMENTS

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Those forward-looking statements can be identified by the use of terminology such as, "may," "believe," "expect," "intend," "plan," "seek," "anticipate," "estimate" or "continue." Forward-looking statements may also be identified by the negative form of those verbs and other variations of them. That list is not exhaustive, and there are many other comparable terms that by their nature indicate forward-looking statements. All statements other than statements of historical fact that are included or incorporated by reference in this Prospectus are forward-looking statements.

         Examples of these forward-looking statements include statements regarding our financial position and liquidity, the volume or discounted present value of our oil and natural gas reserves, our ability to service indebtedness, our strategic plans, and our ability to locate and complete acquisitions of, and to develop, oil and natural gas assets. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to be correct. Important factors to remember when considering any such forward-looking statements are disclosed in the Prospectus. Some of the important factors that could cause actual results to differ materially from those in the forward-looking statements include:

         o the timing and extent of changes in commodity prices for oil and gas,

         o        the need to develop and replace reserves,

         o        environmental risks,

         o        drilling and operating risks,

         o        risks related to exploitation and development,

         o        uncertainties about the estimates of reserves,

         o        competition,

         o        government regulation, and

         o        our ability to meet our stated business goals.

Investors are encouraged to read the section entitled "RISK FACTORS."

                                  RISK FACTORS

         Prospective investors should carefully consider, among other things, the following factors in evaluating Venus Exploration and its business before purchasing shares of our Common Stock.

1.       EFFECTS OF DEBT FINANCING

         Venus Exploration already has incurred significant indebtedness, and we plan to incur additional indebtedness as we execute our exploration, exploitation and acquisition strategy. Our ability to meet our debt service obligations will depend on our future performance, and that will be subject to oil and gas prices, the level of production of oil and gas, general economic conditions, and financial, business and other factors affecting our operations. Many of those factors we have no control over. Our future performance could be adversely affected by any of those factors.

         Our level of indebtedness will have several important effects on future operations, including:

         o a substantial portion of our cash flow from operations must be dedicated to the payment of interest on indebtedness and will not be available for other purposes,

         o covenants contained in our debt obligations will require us to meet certain financial tests,

         o other restrictions will limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in the energy industry, including possible acquisition activities,

         o our ability to obtain additional financing in the future may be impaired, and

         o since the interest on our indebtedness is calculated with a variable rate, increases in that rate could affect our liquidity.

         We have experienced financial covenant defaults under the Credit Agreement with our principal lender. These defaults have been waived through March 15, 1999. We are currently attempting to arrange additional subordinated capital to achieve a longer term resolution of our defaults under the Credit Agreement. There can be no assurance we will be successful in our efforts.

         Events beyond our control may affect our ability to comply with the provisions of the revised Credit Agreement or any other indebtedness. The breach of any such provisions could result in a default under the Credit Agreement or any other indebtedness. If that happens, our lenders could elect to declare all amounts borrowed under the Credit Agreement or any other indebtedness, together with accrued interest, to be due and payable. The lenders under the Credit Agreement and any other secured indebtedness could then proceed to foreclose against any collateral securing the payment of such indebtedness, which collateral would constitute a significant portion, if not all, of our assets.

         For example, lower oil and gas prices could result in a lower borrowing base, and that could force us to pay down the outstanding debt at a time when we had not planned to do so. If we do not make a sufficient payment to comply with the Credit Agreement, the lender could declare a default. Even if the lender does not declare a default before the debt matures, we can give no assurance that the debt can be paid fully when it does mature. If that is the case, the lenders would have the same remedies as if we do not comply with the financial covenants.



2.       LACK OF LIQUIDITY

         The principal source for our capital has been our revolving Credit Agreement with our commercial bank. At the end of the third quarter of 1998, we were not in compliance with the tangible net worth requirement of the Credit Agreement. That requirement was waived by the bank through January 15, 1999. We believe that we will not be in compliance with either the tangible net worth covenant or the current ratio covenant as of December 31, 1998. On February 16, 1999 the bank extended the waiver through March 15, 1999. Cash flow from production and an increase in the borrowing base under the loan agreement have not been sufficient for our current cash needs. There is no assurance that we can obtain the level of cash flow needed to fund current operations. For the medium and longer terms, we are working on a number of alternatives that we believe will address our future liquidity and financing needs if we successfully complete various combinations of those alternatives. The alternatives include sales of assets, farmouts or other partnering arrangements on selected properties, and issuances of indebtedness or equity capital. There can be no assurance that we will be successful in any of our efforts.

         Our assets are predominately real property rights and intellectual information that we have developed regarding those properties and other geographical areas that we are studying for exploration and development. The market for those types of properties fluctuates and can be very small. Therefore, our assets can be very illiquid and not easily converted to cash. Even if a sale can be arranged, the price may be significantly less than what we believe the properties are worth. That lack of liquidity can have materially adverse effects on strategic plans, normal operations and credit facilities. In addition, issuances of indebtedness or preferred stock in our current condition could be very expensive. Furthermore, issuance of equity capital could be dilutive to stockholders.



3.       LACK OF PROFITABLE OPERATIONS

         Since commencing operations in 1996, we have not been profitable. We have incurred net losses of approximately $2,006,818 for the year ended December 31, 1996, and $4,167,723 for the year ended December 31, 1997. We have also incurred net losses of approximately $2,156,000 for the nine months ended September 30, 1997, and $5,306,000 for the nine months ended September 30, 1998. We expect to report a loss for the year ended December 31, 1998. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and to make capital expenditures. We may never generate sufficient revenues to achieve profitability. Even if we do, we may not sustain or increase profitability on a quarterly or annual basis in the future. At September 30, 1998, we had an accumulated deficit of approximately $12,839,000.

         Our business plan is based on the development of large reserves through the application of advanced geoscience techniques. To implement that plan, it takes several years and a significant capital investment, and even if the plan is successful, profits are not expected until several years into the implementation. Currently, we are reporting large annual losses since our net revenue from production does not cover the large capital expenditures for new wells. When or if that will change is unknown.



4.        SUBSTANTIAL CAPITAL REQUIREMENTS

         Venus Exploration's strategy of finding, developing and acquiring oil and gas reserves depends on our ability to finance those expenditures. We plan to address our long-term liquidity and capital needs through bank financing, the issuance of debt and equity securities, when market conditions permit, and through the use of non-recourse production-based financing. We also continue to examine alternative sources of long-term capital. For example, the sale of net profits interest, sales of non-strategic properties, prospects and technical information, and joint venture financing are being considered.

         The 1999 capital budget currently provides for $2.4 million for exploitation and development projects. The Credit Agreement provides a credit limit that is determined by the lender in its sole discretion. The credit limit is based on projected net revenues from our oil and gas properties. As of December 31, 1998, we have borrowed the full credit limit of $5,540,000 under the Credit Agreement.

         Any activity requiring financing that cannot be obtained under the Credit Agreement will depend upon the Company's ability to raise additional capital. Cash flow from current operations will not be sufficient to fund any significant portion of the unfunded budget since most of the current cash flow is used to pay general and administrative expenses and to service the payment obligations under the Credit Agreement. We do not know if it will be possible to raise the additional capital requirements or if we will agree to the terms proposed by potential investors.



5.       VOLATILITY OF OIL AND GAS PRICES

         Our financial condition, operating results and future growth are substantially dependent upon commodity prices and demand for oil and gas. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond our control. Examples are:

         o        domestic and foreign political conditions,

         o        the overall supply of, and demand for, oil and gas,

         o        the price of imports of oil and gas,

         o        weather conditions,

         o        the price and availability of alternative fuels,

         o        overall economic conditions,

         o        exploration costs,

         o        drilling costs, and

         o        pipeline availability and transportation costs.

         Our current production is slightly weighted toward oil, making earnings and cash flow sensitive to fluctuations in both oil and gas prices. In fiscal 1998, we estimate that a $0.10 per Mcf change in gas prices would have resulted in a $55,000 difference in our earnings before interest, taxes, depreciation and amortization ("EBITDA"), and a $1.00 per Bbl change in oil prices would have resulted in a $130,000 difference in our EBITDA.

         As an example of the price declines we have seen in 1998 and especially in the fourth quarter of 1998, the average prices that we received in January 1998 were $12.43 per Mcf and $16.35 per Bbl. Production sold in November of 1998 averaged $1.89 per Mcf and $10.55 per Bbl.



6.       REPLACEMENT AND EXPANSION OF RESERVES

         Our financial condition and results of operations depend substantially upon our ability to acquire or find and to successfully develop additional oil and gas reserves. Our proved reserves will generally decline as reserves are produced, except to the extent that we acquire properties containing proved reserves or we conduct successful exploration, development or exploitation activities. The decline rate varies depending upon reservoir characteristics and other factors. We cannot assure that we will be able to economically find, develop or acquire additional reserves to replace current and future production.



7.       ACQUISITION RISKS

         We expect to continue to evaluate and pursue acquisition opportunities, primarily in the southwest and Gulf Coast regions of the United States. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. This assessment is necessarily inexact, and its accuracy is inherently uncertain. In connection with such an assessment, we perform a review that we believe is generally consistent with industry practices.

         This review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections generally are not performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and we may decide to assume environmental and other liabilities in connection with acquired properties.

         There can be no assurance that our acquisitions will be financially successful. Any unsuccessful acquisition could have a material adverse effect on our financial condition and results of operations.



8.       DRILLING AND OPERATING RISKS

         Drilling exploratory wells accentuates many of the risks described below. Exploratory wells by their nature are drilled into horizons about which little is known. Therefore, unexpected circumstances are encountered more often, and the probability of success is lower. Since a large part of our business plan involves exploration projects, these risks may pose more of a danger to us than they would to a company that focuses on drilling development wells and, therefore, drills in more known producing oil and gas fields and horizons.

         There are many operating risks associated with the drilling for, and production of, oil and gas. Examples of those are uncontrollable flows of oil, gas, brine or well fluids on the ground and into the air, surface water and groundwater. Other examples are fires, explosions and pollution. Any of those could result in substantial losses to the Company.

         Drilling activities are subject to financial risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. We anticipate drilling or participating in the drilling of six (6) wells during 1999. We do not know if the new wells will be productive or if we will recover any of our investment. Even if they do produce, the new wells may not produce sufficient net revenues to return a profit after drilling, operating and other costs.

         The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, many of which are beyond our control. Those include:

         o        general economic or financial conditions,

         o        mechanical problems,

         o        pressure or irregularities in formations,

         o        land title problems,

         o        weather conditions,

         o        compliance with governmental requirements, and

         o        shortages or delays in the delivery of equipment and services.

         Other hazards are:

         o        unusual or unexpected geologic formations,

         o        unexpected pressures in underground formations,

         o        downhole fires,

         o        mechanical failures,

         o        blowouts,

         o        cratering,

         o        explosions,

         o        uncontrollable flows of oil, gas or wells fluids, and

         o        pollution and other environmental risks.

Any of these hazards could result in substantial losses due to injury and loss of life, severe damage to, and destruction of, property and equipment, pollution and other environmental damage and suspension of operations. We carry insurance that we believe is in accordance with customary industry practices, but, as is common in the oil and gas industry, we do not fully insure against all risks associated with our business, either because such insurance is not available or because the cost is considered prohibitive. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations.



9.       MARKETS

         The availability of a ready market for any oil and gas that we produce depends upon numerous factors that are beyond our control. These factors include:

         o federal and state regulatory developments and statutory enactments,

         o        the timing and extent of changes in commodity prices,

         o        exploratory and development drilling success,

         o        the amount of oil and gas available for sale,

         o the availability of professional expertise and operating personnel,

         o        crude oil imports,

         o        access to adequate capital,

         o the availability of adequate pipeline and other transportation facilities, and

         o the marketing of competitive fuels and other matters affecting the availability of a ready market, such as fluctuating supply and demand.



10.      LACK OF ACTIVE TRADING MARKET FOR OUR STOCK

         A significant portion of our Common Stock is held by a small number of stockholders, including directors, officers and certain larger stockholders and affiliates, and many of those shares are restricted from resale pursuant to the federal Securities Act of 1933. As a result, our Common Stock is not actively traded. Some days it is not traded at all. A large block of shares of the Common Stock may not be able to be sold in a short period of time. In addition, the trading price of our Common Stock has been, and can be, volatile.



11.      UNCERTAINTY OF ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUES

         Estimates by definition are imprecise. Estimates of future oil and gas production are more so. Estimates of proved reserves and future rates of production are based on many factors beyond the control of the Company. The reserve data set forth, or included by reference, in this Prospectus are only estimates, even when referred to as proved, and they are all subject to those factors. Although we believe our estimates are reasonable, you should expect that they will change as additional information becomes available.

         Estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data, as well as in the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be exactly measured. Therefore, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, and the classifications of such reserves based on risk of recovery, are a function of the quality of available data and of engineering and geological interpretation and judgment and the future net cash flows. These estimates may be prepared by different engineers or by the same engineers at different times and may vary substantially.

         We cannot assure that the reserve estimates shown in this Prospectus will ever be produced or that the proved, undeveloped reserves will be developed within the periods anticipated. Actual production, revenues and expenditures related to our reserves will likely vary from estimates, and such variances may be material. In addition, the estimates of future net revenues from our proved reserves and the present value of the revenue are based upon certain assumptions about future production levels, prices and costs that may not be correct. The SEC PV-10 values as reported in the Annual Report on Form 10-K for 1997 which is incorporated by reference into this Prospectus should not be considered as representative of the fair market value of our proved oil and gas properties. ("SEC PV-10" refers to present value calculated using a 10% discount rate and other conditions required by the Securities and Exchange Commission) The discounted future net cash flows upon which they are based do not provide for changes in oil and gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Actual future prices and costs may differ materially from those estimated.



12.      SALE AND ABANDONMENT OF UNDERLYING PROPERTIES.

         The owners of an oil and gas property have the right to abandon any well or working interest. This often happens if, in their opinion, such well or property has ceased to produce or is not capable of producing in commercially paying quantities. We may not control the timing of plugging and abandoning wells in wells in which we do not own a majority working interest.



13.      FINANCIAL REPORTING IMPACT OF SUCCESSFUL EFFORTS METHOD OF ACCOUNTING

         We use the successful efforts method of accounting for our investment in oil and gas properties. Under that method of accounting, we capitalize (a) the acquisition costs of mineral interests in oil and gas properties, and (b) the drilling and equipment costs for development wells and for exploratory wells that result in proved reserves. The successful efforts method also requires us to expense the costs to drill exploratory wells that do not result in proved reserves, along with the costs of geological, geophysical and seismic data and analysis and the costs of carrying and retaining unproved properties. For purposes of this discussion a "development well" is one that is drilled in a horizon known to be productive, and an "exploratory well" is one drilled in an unproved area or horizon.

         We depreciate capitalized costs of producing oil and gas properties, after considering estimated abandonment costs and estimated salvage values, and we account for the depletion of producing properties using the unit-of-production method. For impairment of value purposes, we periodically review our unproved oil and gas properties that are individually significant. We recognize an impairment loss when the net carrying value of an oil and gas field is greater than the estimated fair value of that field. Because of low period end prices it is likely the Company will record an additional impairment in the fourth quarter.



14.      COMPETITION

         The oil and gas industry is highly competitive in all of its phases and in particular in the acquisition of unexplored acreage, undeveloped acreage and existing production. There are a large number of operators engaged in oil and gas property acquisition and development, and Venus's competitive position depends on its geological, geophysical and engineering expertise, on its financial resources and on its ability to find, to acquire and to prove new oil and gas reserves. We encounter strong competition in acquiring economically desirable properties and in obtaining equipment and labor to operate and to maintain our properties. That competition is from major and independent oil and gas companies, many of which possess greater financial resources and larger staffs than we do. Labor and equipment markets have shown much volatility recently, and we cannot be certain that they will be available at the prices we have budgeted.



15.      GOVERNMENT LAWS AND REGULATIONS

         Political developments and federal and state laws and regulations affect our operations. The significance of that effect varies, but it can be substantial. For example, price controls, taxes and other laws relating to the oil and gas industry can have large effects on our business. We cannot predict how governmental agencies or the courts will interpret existing laws and regulations. Neither can we predict whether additional laws and regulations will be adopted or what their effect will be on our business or financial condition. See "-- Regulations -- General Federal and State Regulation."

         Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. We believe that our compliance with such laws has not had any material adverse effect upon our operations. We also believe that the cost of our compliance has not been material. Nevertheless, the discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require us to incur considerable costs of remediation.

         Additionally, from time to time we have agreed to indemnify both buyers and sellers of oil and gas properties against certain liabilities for environmental claims associated with those properties. Existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, could materially and adversely affect our operations and financial condition. Likewise, material indemnity claims may arise against us from the properties we have previously acquired or sold. See "-- Regulations -- Environmental Regulation."



16.      SIGNIFICANT NUMBER OF AUTHORIZED BUT UNISSUED SHARES

         The Board of Directors has total discretion in the issuance of any shares of Common Stock and Preferred Stock that may be issued in the future. The Company is authorized to issue 30,000,000 shares of its Common Stock (10,971,325 shares were issued and outstanding as of December 31, 1998). The Company is authorized to issue 5,000,000 shares of its Preferred Stock (no shares of preferred stock were issued and outstanding as of December 31, 1998). The issuance of shares of that Common Stock or Preferred Stock could adversely affect the voting power of the purchasers of Common Stock covered by this Prospectus, and it could have the effect of delaying, deferring or preventing a change of control of the Company. For example, under certain circumstances, the issuance of the Common Stock or the Preferred Stock could complicate or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Venus's securities, or the removal of incumbent management.



17.      FUTURE SALES OF COMMON STOCK

         Of the issued and outstanding shares of Common Stock, only a portion are freely tradeable without restriction or further registration under the Securities Act. There are approximately 350,000 shares that may be issued upon the exercise of outstanding stock options that have been registered on Form S-8 with the U.S. Securities and Exchange Commission; those shares (other than shares issued to affiliates of the Company) will also be freely tradeable. Most of the shares of Common Stock outstanding and another 1.4 million options and warrants to buy shares of Common Stock are subject to restrictions on resale. Certain stockholders who hold "restricted securities" have been granted registration rights entitling them to demand, in certain circumstances, that we register the shares of Common Stock held by them so that they can sell the securities in compliance with the Securities Act. Sales of substantial amounts of Common Stock in the public market, pursuant to Rule 144 or otherwise, or the availability of such shares for sale, could adversely affect the prevailing market price of the Common Stock and impair our ability to raise additional capital through the sale of equity securities.



18.      CONTROL BY CERTAIN STOCKHOLDERS

         As of December 31, 1998, the current officers and directors of the Company and Range Resources Corporation (of which one of our directors is the President) as a group beneficially own forty-seven percent (47%) of the undiluted voting power of the Company's voting equity. Consequently, if they act together, these shareholders are in a position to effectively control the affairs of the Company, including the election of all of our directors and the approval or prevention of certain corporate transactions that require majority stockholder approval.

         There is a Stockholders Agreement among certain of the directors, their affiliates and certain other stockholders. Pursuant to that agreement, in the election of directors of the Company at the 1999 annual stockholder meeting and subsequent annual stockholder meetings at which time the agreement is still in effect with regard to those parties, the parties to that agreement will vote their shares for the four nominees nominated by a stockholder group led by the Chairman of the Board and one nominee nominated by Range Resources Corporation. This agreement may be considered to increase the control by those stockholders.



19.      DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon Eugene L. Ames, Jr., Chairman of the Board and Chief Executive Officer, John Y. Ames, President and Chief Operating Officer, Eugene L. Ames, III, Vice President, and Patrick A. Garcia, Treasurer and Chief Financial Officer. It is also dependent on other key personnel, including Thomas E. Ewing and Bonnie Weise, both of whom are actively involved in the technical application of the geoscience methods that are one of the strengths of the Company. The loss of any one of these individuals for any reason may adversely affect the Company. The Company also has employment agreements with Messrs. Ames, Jr. and Ewing and Ms. Weise.



20.      REGULATIONS

General Federal and State Regulation

         Our business is subject to extensive federal rules and regulations. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

         The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Many states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Many states restrict production to the market demand for oil and gas. Some states have enacted statutes prescribing ceiling prices for gas sold within their boundaries.

         Also, from time to time regulatory agencies impose price controls and limitations on production by restricting the rate of flow of oil and gas wells below natural production capacity in order to conserve supplies of oil and gas.

Environmental Regulation

         The exploration, development and production of oil and gas, including the operation of saltwater injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and gas wells. Our domestic activities are subject to a variety of environmental laws and regulations. A partial list of those are:

         o        Oil Pollution Act of 1990,

         o        Clean Water Act,

         o Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"),

         o        Resource Conservation and Recovery Act ("RCRA"), and

         o        Clean Air Act.

         Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities.

         Under the Oil Pollution Act, a release of oil into water or other areas designated by the statute can result in us being held responsible for the costs of remediating such a release, certain damages specified in the Act and the damage to natural resources. That liability can be extensive, depending on the nature of the release.

         CERCLA and comparable state statutes, also known as "Superfund" laws, can impose joint and several retroactive liability, without regard to fault or the legality of the original conduct. In practice, cleanup costs are usually allocated among various responsible parties. Although CERCLA currently exempts most petroleum products like crude oil, gas and natural gas liquids from the definition of "hazardous substance," our operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Of course, we are unsure if the exemption will be preserved in future amendments of the act.

         RCRA and comparable state and local requirements impose standards for the management, including treatment, storage and disposal, of both hazardous and nonhazardous solid wastes. We generate hazardous and nonhazardous solid waste in connection with routine operations. From time to time, proposals have been made that would reclassify certain oil and gas wastes, including wastes generated during pipeline, drilling, and production operations, as "hazardous wastes" under RCRA. While state laws vary on this issue, state initiatives to further regulate oil and gas wastes could have a similar impact.



                                 USE OF PROCEEDS

         Venus Exploration will not receive any proceeds from any sale of shares of Common Stock covered by this Prospectus.

                              SELLING STOCKHOLDERS

         This Prospectus covers offers and sales from time to time by Stratum Group, L.P. of the 1,100,000 shares of the Common Stock that it received as a part of a restructuring of indebtedness owed by one of our subsidiaries to an affiliate of Stratum Group, L.P. It also covers offers and sales by other parties to which Stratum Group, L.P. has legally transferred any of those shares. Pursuant to Rule 416 under the Securities Act, the Selling Stockholders may also offer and sell shares of Common Stock issued as a result of, among other events, stock splits, stock dividends and similar events. The registration of the shares of Common Stock offered for resale hereby is pursuant to a Registration Rights Agreement dated November 30, 1998, entered into in connection with the original issuance of the Common Stock (the "Registration Rights Agreement").

         In the Registration Rights Agreement we agreed to file a registration statement on Form S-3 on or before February 28, 1999. That registration statement is to cover the resale of all of the Common Stock issued to Stratum Group, L.P. We are required to use our reasonable best efforts to cause such registration statement to be declared effective. We are also required to use our reasonable best efforts to keep the registration statement continuously effective under the federal Securities Act of 1933 for 2 years after the effective date of the registration statement or such earlier date when all the covered shares have been sold or may be sold without restrictions under Rule 144(k) promulgated under the Securities Act.

         The Registration Rights Agreement also provides for piggyback registration rights. Those rights expire at the same time as the other rights under the Registration Rights Agreement. There are certain limitations on the selling shareholders' piggyback rights. Those limitations may be imposed by the managing underwriter of our offering and would restrict the number of shares that could be included in our registration if the inclusion would materially jeopardize the successful marketing of our Common Stock to be sold as a result of that registration.

         We generally bear the expense of any registration statement, while selling stockholders generally bear selling expenses such as underwriting commissions and discounts. The Registration Rights Agreement also includes customary indemnification provisions.

         The Common Stock covered by the Prospectus was issued to Stratum Group, L.P., pursuant to a Settlement Agreement dated November 19, 1998, between the Company and Stratum Group Energy Partners, L.P. and certain of its affiliates. In the exchange we received the release of our indebtedness to Stratum Group Energy Partners, L.P., the assignment of certain assets, and a full release from all other obligations arising out of the October 8, 1996 credit agreement described below. In return, we issued 1,100,000 shares of Common Stock to Stratum Group, L.P.

         The indebtedness was approximately $1.60 million, and the other assets we were assigned included (a) rights to acquire up to 589,882 shares of the Company's common stock from certain members of management and other third parties, and (b) overriding royalty interests that were assigned to Stratum Group Energy Partners, L.P., at the time of the execution of the Credit Agreement. Stratum Group, L.P., has not held any position or office, nor has it had any other material relationship with the Company or any of its predecessors or affiliates in the last three years, other than as lender to our wholly-owned subsidiary. The loan to our subsidiary was without recourse to the Company.

         The Stratum credit facility was created effective October 8, 1996. It provided a line of credit with a maximum limit of $20 million. The line of credit limit varied with the value of the borrowing base, which was based on the value of the properties subject to the underlying deed of trust. The interest rate charged on outstanding advances was floating prime plus 1%. Prepayment was not allowed until the earlier of (i) when the full line has been drawn down, or
(ii) October 8, 1999. The overriding royalty interests that were assigned to Stratum were equal to 5% of our subsidiary's net revenue interest in the properties subject to the Stratum Deed of Trust. Stratum could convert its overriding royalty interest into equity, and it also had certain restricted warrants. Those rights were exercisable only against a pool of Venus Exploration shares (the "Conversion Share Pool") that are owned by certain of our shareholders. (The Conversion Share Pool contains 589,882 shares of Venus Exploration common stock, and those shares are held in an escrow account maintained by the Frost National Bank.)

         On certain of our subsidiary's properties, we used commodity derivative contracts to protect and to ensure cash flow levels. That was a requirement of the Stratum credit facility. These were terminated at the time of the debt-for-equity exchange.

         The information below is as of the date of this Prospectus and has been furnished by Stratum Group, L.P.

                                          Number of Shares    Number of Shares    Number of Shares
                  Name of                 Owned Before        Being Registered    Owned After this
             Selling Stockholder          this Offering       for Resale          Offering
             -------------------          ----------------    ----------------    ----------------
    Stratum Group, L.P.                      1,100,000         1,100,000               -0-*
                                             ---------         ---------               ----

    TOTAL                                    1,100,000         1,100,000               -0-

         * Assumes all shares of Common Stock registered for resale pursuant to this Prospectus are sold.



                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital consists of (i) 30,000,000 shares of Common Stock, and (ii) 5,000,000 shares of Preferred Stock. At January 15, 1999, we had
(i) 10,982,365 shares of Common Stock outstanding, and (ii) no issued or outstanding shares of Preferred Stock.

COMMON STOCK

         The holders of shares of Common Stock possess full voting power for the election of directors and for all other purposes. Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder. The shares of Common Stock do not have cumulative voting rights.

         In connection with the change of control of the Company that occurred in 1997, an agreement was entered into among the "Ames Group," the "Blair Group," and Lomak Petroleum, Inc. (now Range Resources Corporation). The Ames Group includes Messrs. E.L. Ames, Jr.,

J.Y. Ames, E.L. Ames, III, Patrick A. Garcia, James W. Gorman, Jere W. McKenny, other members of the Ames family and certain other stockholders. The Blair Group includes D. H. Blair Investment Banking Corp. and certain other stockholders. The stockholders agreement provides that, in the election of directors of the Company at the 1999 annual shareholder meeting and subsequent annual shareholder meeting at which time the agreement is still in effect with regard to those parties, the Ames Group, the Blair Group and Lomak will vote their shares for the four nominees designated by the Ames Group and the one nominee designated by Lomak.

PREFERRED STOCK

         At any time, the Board of Directors may allow the issuance of fully authorized shares of Preferred Stock. This may be done without any further action by the Company's stockholders. The Preferred Stock may be in classes or series and may have various powers, rights, preferences and limitations. Any dividend preferences given to Preferred Stock could reduce the funds available for the payment of dividends on Common Stock. Also, holders of Preferred Stock could be given a priority position over the Common Stockholders upon any liquidation, dissolution or winding up of the Company. Under certain circumstances, the issuance of such Preferred Stock could complicate or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.



                              PLAN OF DISTRIBUTION

         Stratum Group, L.P., its pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of Common Stock being registered hereunder:

         o        to or through one or more underwriters,

         o        directly to other purchasers or through agents,

         o        in ordinary brokerage transactions,

         o        in negotiated transactions,

         o        at market prices prevailing at the time of sale, or

         o at prices related to the then prevailing market price or some other negotiated price.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof. They may sell and deliver the shares of Common Stock or assign the shares in settlement of securities loans. From time to time the selling stockholders may pledge their shares of Common Stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares of Common Stock from time to time.

         In effecting sales, the selling stockholders' brokers and dealers may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Those commissions or discounts may be in amounts to be negotiated, but they are not expected to exceed those customary in the types of transactions involved.

         Broker-dealers may agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, it may purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell such shares of Common Stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at similar prices and on terms like the ones the selling stockholders are allowed to sell those shares. In connection with such resales, the broker-dealers may pay commissions to the purchasers or receive commissions from the purchasers. The selling stockholders may also sell the shares of Common Stock in accordance with Rule 144 promulgated under the federal Securities Act of 1933, rather than pursuant to this Prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the federal Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or unless an exemption from registration or qualification is available and is satisfied.



                         SHARES ELIGIBLE FOR FUTURE SALE

         As of January 15, 1999, we had outstanding 10,982,365 shares of Common Stock. In addition, 1,424,706 shares are subject to issuance if all the outstanding warrants and vested options are exercised. Of the issued and outstanding shares of Common Stock, approximately one million shares are currently freely tradable without restriction or further registration under the federal Securities Act of 1933. That number does not include the 1.1 million shares covered by this Prospectus. Also, the shares of Common Stock issuable upon exercise of approximately 350,000 options issued under the 1997 Incentive Plan (other than shares issued to affiliates of the Company) would be freely tradable. All of the remaining shares of Common Stock held by existing stockholders are subject to restrictions on resale. The "restricted" securities may not be resold unless they are registered under the Securities Act or are sold pursuant to an available exemption from registration, including Rule 144 under the Securities Act. Certain stockholders, including holders of "restricted" securities, have been granted certain rights with respect to registration under the Securities Act of shares of Common Stock held by them.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an "affiliate" (as that term is defined in Rule 144)) is entitled to sell, within any three-month period, a number of those shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (1,098,236 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and requirements as to the availability of current public information concerning the Company. At least 1.8 million shares of the Common Stock could now be sold under Rule 144. Rule 144 provides that a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years (including, in certain circumstances, the holding period of any prior owner) is entitled to sell those shares under Rule 144(k) without regard to the limitations described above.

         We can make no prediction as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.



                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by its counsel, Haynes and Boone, LLP, San Antonio, Texas. Will C. Jones IV, Of Counsel to Haynes and Boone, LLP, is married to Elizabeth Ames Jones. Mrs. Jones beneficially owns 262,373 shares of Common Stock and is a member of the Ames Group, which is a signatory to the Stockholders Agreement described under "Description of Capital Stock." Mrs. Jones is the daughter of Eugene L. Ames, Jr., Chairman and Chief Executive Officer of the Company, and she is the sister of John Y. Ames, President and Chief Operating Officer of the Company, and of Eugene L.
Ames, III, Vice President of the Company.



                                     EXPERTS

         The consolidated financial statements of Venus Exploration, Inc. and subsidiaries as of December 31, 1996 and 1997, and for each of the years in the three year period ended December 31, 1997 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

         The estimates relating to the Company's proved oil and gas reserves and future net revenues of oil and gas reserves as of December 31, 1997, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, are based upon estimates of such reserves prepared by Williamson Petroleum Consultants, Inc. in reliance upon its reports and upon the authority of that firm as experts in petroleum engineering.



                DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR

                           SECURITIES ACT LIABILITIES

         Pursuant to the Registration Rights Agreement between the Company and Stratum Group, L.P., we have agreed to indemnify each selling stockholder and its officers, directors, agents, brokers, investment advisors and employees against any losses, claims, damages, liabilities, costs and expenses arising out of or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, including any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements not misleading. There is an exception if such liabilities arise solely out of or are based upon, any information furnished in writing to us by a selling stockholder for use in the Registration Statement or an amendment or supplement thereto. In addition, each Stratum selling stockholder has agreed to indemnify us and our officers, directors, employees and agents against any losses, claims, damages, liabilities, costs or expenses arising solely out of written information furnished by such selling stockholder for use in the Registration Statement or any amendment or supplement. The selling stockholder's liability is limited to the dollar amount that it receives from the sale of the Common Stock.

         If our directors and officers are indemnified for liabilities under the Securities Act of 1933, and if that indemnification is based on the terms of the Registration Rights Agreement, we have been advised by the SEC that it believes that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.



                              AVAILABLE INFORMATION

         You can read and copy any of the reports, proxy statements and other information that Venus Exploration files with the Securities and Exchange Commission (the "SEC"), as required by the Securities Exchange Act of 1934, as amended. Those are available at the SEC's public reference rooms in New York, New York, Chicago, Illinois and at 450 Fifth Street, N.W., Washington, D.C. 20549. You can get information about the public reference rooms by calling the SEC at 1-800-SEC-0330, or 1-800-732-0330. The SEC also maintains a Website at ( http://www.sec.gov). At the SEC's Website, you can get reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the SEC.

         In addition, our Common Stock is traded on the Nasdaq SmallCap Market(SM) under the symbol "VENX." Reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. You may also contact us directly at our Website at (HTTP://166.93.51.129/).

         We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus, which is a part of the Registration Statement, does not contain all the information in the Registration Statement. Parts of the Registration Statement are contained in schedules and exhibits to the Registration Statement as permitted by the SEC. The Prospectus summarizes parts of the documents contained in those schedules and exhibits. You should not rely on the summaries in the Prospectus. Rather, you should read the exhibits and schedules for the complete description. The Registration Statement, including its exhibits, can be inspected and copied at the SEC's Public Reference Room, the SEC's regional offices, and at the offices of the National Association of Securities Dealers, Inc. referred to above in Washington, D.C., at prescribed rates.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and they are hereby incorporated by reference in this Prospectus:

         o        Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1997,

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 1998,

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 1998,

         o        Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1998,

         o        Current Report on Form 8-K dated January 27, 1999,

         o        Current Report on Form 8-K dated February 12, 1999, and

         o        Registration Statement on Form 8-A filed on March 12, 1986.


         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus and before the end of the offering made by this Prospectus are also incorporated by reference. Any statement contained in a document incorporated into this Prospectus should be considered superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference) modifies or supersedes such statement. Any modified or superseded statement, except as so modified or superseded, will not be considered a part of this Prospectus.

         We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered any of the information that has been incorporated into this Prospectus by reference but is not delivered with it. We will send that information without charge if you call or write us with that request. You may ask for the information by calling Mr. John Y. Ames at (210) 930-4900, or you can send written requests to:

         Venus Exploration, Inc.
         1250 N.E. Loop 410, Suite 1000
         San Antonio, Texas 78209
         Attention: John Y. Ames, President

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee .............             $   374
Nasdaq SmallCap Market(SM) Listing Fee...........................               7,500
Transfer Agent Fees .............................................                 100
Printing Expenses ...............................................                 100
Accounting Fees and Expenses ....................................               5,000
Legal Fees and Expenses..........................................              15,000
Engineer Fees and Expenses ......................................               1,000
Blue Sky Fees and Expenses ......................................                 200
Miscellaneous Expenses ..........................................                 226
                                                                              -------

         Total ..................................................             $29,500
                                                                              =======


         All of the above expenses, except the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market(SM) listing fee, are estimated. All of such expenses will be borne by the Company.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation, as amended, provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the General Corporation Law of the State of Delaware ("Delaware Code"), nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Company or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

         Our Certificate of Incorporation provides that we will indemnify our directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself. There is the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that, in light of all the circumstances, indemnification should apply.

         The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



ITEM 16. EXHIBITS

   EXHIBIT NO.                                                 EXHIBIT
   -----------                                                 -------

    4.1           Certificate of Incorporation, filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for
                  the fiscal year ended December 31, 1997, which Exhibit is incorporated herein by reference.

    4.2           Bylaws, filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1997, which Exhibit is incorporated herein by reference.

   *4.3           Settlement Agreement dated November 19, 1998, between Stratum Group, L.P., and Venus Exploration, Inc.

   *4.4           Registration Rights Agreement dated November 30, 1998, between Venus Exploration, Inc. and
                  Stratum Group, L.P.

   *5.1           Opinion of Haynes and Boone, LLP.

  *23.1           Consent of KPMG LLP.

  *23.2           Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.

  *23.3           Consent of Williamson Petroleum Consultants, Inc.

  *24.1           Power of Attorney, included as part of signature page of this Registration Statement.


----------

*    Filed herewith.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

         (4) the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 1999.

                                  VENUS EXPLORATION, INC.



                                  By:        /s/ EUGENE L. AMES, JR.
                                             ----------------------------------


                                  Name:        Eugene L. Ames, Jr.
                                  Title:       Chairman of the Board and Chief
                                               Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Eugene L. Ames, Jr., and John Y. Ames, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any amendment or amendments relating thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Signature                                  Title                           Date
---------                                  -----                           ----

/s/ EUGENE L. AMES, JR.
--------------------------------     Chairman of the Board, Chief        March 4, 1999
Eugene L. Ames, Jr.                  Executive Officer and director
                                     (principal executive officer)

/s/ JOHN Y. AMES
--------------------------------     President, Chief Operating          March 4, 1999
John Y. Ames                         Officer and Director


/s/ PATRICK A. GARCIA
--------------------------------     Treasurer and Chief Financial       March 4, 1999
Patrick A. Garcia                    Officer (principal financial
                                     officer and accounting officer)


/s/ J. C. ANDERSON
--------------------------------     Director                            March 4, 1999
J. C. Anderson


/s/ MARTIN A. BELL
--------------------------------     Director                            March 4, 1999
Martin A. Bell


/s/ JAMES W. GORMAN
--------------------------------     Director                            March 4, 1999
James W. Gorman


/s/ JERE W. MCKENNY
--------------------------------     Director                            March 4, 1999
Jere W. McKenny


/s/ JOHN H. PINKERTON
--------------------------------     Director                            March 4, 1999
John H. Pinkerton

                                  EXHIBIT INDEX



   EXHIBIT NO.                                                 EXHIBIT
   -----------                                                 -------
    4.1           Certificate of Incorporation, filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for
                  the fiscal year ended December 31, 1997, which Exhibit is incorporated herein by reference.

    4.2           Bylaws, filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1997, which Exhibit is incorporated herein by reference.

   *4.3           Settlement Agreement dated November 19, 1998, between Stratum Group, L.P., and Venus Exploration, Inc.

   *4.4           Registration Rights Agreement dated November 30, 1998, between Venus Exploration, Inc. and
                  Stratum Group, L.P.

   *5.1           Opinion of Haynes and Boone, LLP.

  *23.1           Consent of KPMG LLP.

  *23.2           Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.

  *23.3           Consent of Williamson Petroleum Consultants, Inc.

  *24.1           Power of Attorney, included as part of signature page of this Registration Statement.

----------
*    Filed herewith.